EXHIBIT 99.1
ProCentury Corporation Board of Directors Declares Dividend
COLUMBUS, Ohio, August 18 — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of two cents per share, payable on September 21, 2005 to shareholders of record on August 31, 2005.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz, 614-823-6302